EXHIBIT 4.53

First Amendment to Forbearance Agreement

This First Amendment to Forbearance Agreement (herein, the "Agreement") is made as of this 17th day of May, 2002, by and among Vision Twenty-One, Inc., a Florida corporation (the "Borrower"), each Subsidiary party to a Guaranty (the Borrower and such Subsidiaries being hereinafter referred to collectively as the "Loan Parties" and individually as a "Loan Party"), the Lenders party to the Credit Agreement hereinafter identified and defined, and Bank of Montreal, as Agent for the Lenders.

Recitals:

A. The Borrower, the Guarantors, and Lenders are parties to the Fifth Amendment and Waiver to Credit Agreement and Forbearance Agreement dated as of March 31, 2002 (herein, the "Forbearance Agreement") pursuant to which, among other things, the Lenders agreed to forbear from enforcing certain rights and remedies as a result of the Existing Payments Defaults referred to therein. All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Forbearance Agreement.

B. Subsequent to entering into the Forbearance Agreement, the Borrower failed to pay interest on the Obligations due on or about April 30, 2002 (the "April 2002 Interest Payment Default").

C. The Borrower has requested that the April 2002 Interest Payment Default be included as an Existing Payment Default as defined in, and subject to the terms and conditions of, the Forbearance Agreement, and the Lenders are willing to do so on the terms, conditions and provisions contained in this Agreement.

Now, Therefore, upon the execution hereof by the Agent, the Lenders and the Loan Parties, it is agreed as follows:

1. Amendment to Forbearance Agreement. The definition of "Existing Payment Defaults" appearing in the Forbearance Agreement shall from and after the date hereof be deemed to include the April 2002 Interest Payment Default as defined above.

2. No Waiver and Reservation of Rights. The Loan Parties acknowledge that the Lenders are not waiving the Existing Payment Defaults, but are simply agreeing to forbear from exercising their rights with respect to the Existing Payment Defaults to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Loan Parties acknowledge and agree that immediately upon expiration of the Standstill Period, the Agent and Lenders have all of their rights and remedies with respect to the Existing Payment Defaults to the same extent, and with the same force and effect, as if the forbearance had not occurred. The Loan Parties will not assert and hereby forever waive any right to assert that the Agent or the Lenders are obligated in any way to continue beyond the Standstill Period to forbear from enforcing their rights or remedies or that the Agent and the Lenders are not entitled to act on the Existing Payment Defaults after the occurrence of a Standstill Termination as if such default had just occurred and the Standstill Period had never existed. The Loan Parties acknowledge that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Standstill Period or upon the occurrence of any Standstill Termination, a Default or Event of Default, and the Lenders and the Agent must and do hereby specifically reserve any and all rights and remedies they have (after giving effect hereto) with respect to the Existing Payment Defaults and each other Default or Event of Default that may occur.

3. Release. For value received, including without limitation, the agreements of the Lenders in this Agreement, the Loan Parties hereby release the Agent and each Lender, its current and former shareholders, directors, officers, agents, employees, attorneys, consultants, and professional advisors (collectively, the "Released Parties") of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which the Loan Parties have or ever had against the Released Parties from the beginning of the world to this date, including, without limitation, those arising out of the existing financing arrangements between the Loan Parties and the Lenders, and the Loan Parties and further acknowledge that, as of the date hereof, they do not have any counterclaim, set-off or defense against the Released Parties, each of which the Loan Parties hereby expressly waive.

4 Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Loan Documents and all of the obligations of the Loan Parties thereunder, the rights and benefits of the Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect. Without limiting the foregoing, the Loan Parties agree to comply with all of the terms, conditions and provisions of the Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement. This Agreement and the Loan Documents are intended by the Lenders as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

5. Fees and Expenses. The Company shall pay on demand all reasonable fees and expenses (including attorneys' fees) incurred by the Agent and its counsel in connection with this Agreement and the other instruments and documents being executed and delivered in connection herewith, or otherwise incurred in connection with the credit facilities subject to the Credit Agreement.

6. Conditions Precedent. This Agreement shall become effective upon the execution and delivery hereof by the Loan Parties, the Agent, and the Lenders on or before the close of business on May 17, 2002.

7. Miscellaneous. By its acceptance hereof, the Loan Parties hereby represent that they have the necessary power and authority to execute, deliver and perform the undertakings contained herein and that the same does bind each of the Loan Parties. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which to constitute an original and all of which taken together to constitute one and the same instrument. This Agreement shall be governed by Illinois law and shall be governed and interpreted on the same basis as the Credit Agreement.

[Signature Pages to Follow]

This First Amendment to Forbearance Agreement is entered into as of the date and year first above written.

"Borrower"
Vision Twenty-One, Inc.
By /s/ Andrew Alcorn Name Andrew Alcorn Title President

"Guarantors"
Vision 21 Physician Practice Management Company
Vision 21 Managed Eye Care of Tampa Bay, Inc.
Vision Twenty-One Managed Eye Care IPA, Inc.
BBG-COA, Inc.
LSI Acquisition, Inc.
MEC Health Care, Inc.
Vision Twenty-One Eye Surgery Centers, Inc.
Eye Surgery Center Management, Inc.
Vision Twenty-One Refractive Center, Inc.
Vision Twenty-One of Wisconsin, Inc.
New Jersey Eye Laser Centers, Inc.
Vision Twenty-One Eye Laser Centers, Inc.
Block Vision, Inc.
UVC Independent Practice Association, Inc.

By /s/ Andrew Alcorn
Andrew Alcorn, President an authorized signatory for each of the above-referenced entities

This First Amendment to Forbearance Agreement is accepted and agreed to by the Lenders as of the date and year first above written.

Bank of Montreal, in its individual capacity as a Lender and as Agent By /s/ Mary Kay Parsek Name Mary Kay Parsek Title Director	Bank One Texas, N.A. By /s/ Henry W. Howe Name Henry W. Howe Title Officer
Pacifica Partners I, L.P. By: Imperial Credit Asset Management, as its Investment Manager By /s/ Dean K. Kawai Name Dean K. Kawai Title Vice President	ING Prime Rate Trust By: ING Investments, LLC, as its investment manager By /s/ Ralph E. Bucher Name Ralph E. Bucher Title Vice President
Pilgrim America High Income Investments Ltd. By: ING Investments, LLC, as its investment manager By /s/ Ralph E. Bucher Name Ralph E. Bucher Title Vice President	Merrill Lynch Business Financial Services, Inc. By Gary L. Stewart Name Gary L. Stewart Title Director